Exhibit 10.2 to Clean Coal Technologies Form 8-K filed 6-12-12

EXCLUSIVE TECHNOLOGY LICENSE

AGREEMENT

BETWEEN

CLEAN COAL TECHNOLOGIES, INC.

AND

GOOD COAL PTE LTD

(A joint venture of AGPL Investments Pte. Ltd. and Clean Coal Technologies, Inc)

This Technology License Agreement is made and effective as of May 31, 2012 (“EFFECTIVE DATE”)

BETWEEN:

(1)

Clean Coal Technologies, Inc. (“CCTI”), a corporation established in Nevada, USA and whose address is at 295 Madison Avenue, New York, NY 10017;

(2)

Good Coal Pte Ltd (“NEWCO”), a company incorporated in the Republic of Singapore and whose registered office is at 7500A Beach Road, #11-303, The Plaza, Singapore 199591; and

(3)

AGPL Investments Pte. Ltd. (“AIPL”) a company incorporated in the Republic of Singapore and whose registered office is at 7500A Beach Road, #11-303, The Plaza, Singapore 199591,

and pertains solely to the operations as set forth in this Agreement.

Each of NEWCO, CCTI and AIPL is referred to as a “Party” and, collectively, as the “Parties.”

NEWCO is a joint venture between AIPL, a wholly-owned subsidiary of Archean Granites Pvt Ltd, Chennai, India, (AIPL and AGPL both part of the ARCHEAN group of companies, which has its corporate office at 5th Floor, Tower 2, TVH Belicia Towers, Phaze II 5th floor, 94, MRC Nagar, Chennai 600 028, India (“ARCHEAN Group”) and CCTI.

ARTICLE 1. DEFINITIONS

1.1

“ARCHEAN SPECIAL TERMS TLA” means the special terms technology license agreement to be entered into by CCTI with a member of the ARCHEAN Group , with the following key terms:

(a)

waiver of further license fees beyond the INITIAL LICENSE FEE payable by NEWCO, for which funds will be arranged by AIPL, in respect of any mine in the TERRITORY the majority economic/equity interest in which is owned by an ARCHEAN Group majority-owned company (“ARCHEAN Mines”);

(b)

waiver of royalties for the first two million (2,000,000) tons of aggregate production of PRODUCTS at the ARCHEAN Mines; and

(c)

royalty rate of US$1.00 per ton for further ongoing production of PRODUCTS at all ARCHEAN Mines beyond the first two million (2,000,000) tons.

1.2

“ASEAN” shall mean the Association of Southeast Asian Nations

1.3

“CLEAN COAL TECHNOLOGIES” shall mean any technology, software, process, or intellectual property covered by one or more, valid, enforceable, pending or unexpired claims of the PATENT RIGHTS incorporating CCTI Pristine-M™ TECHNOLOGIES.

1.4

“COMMERCIAL REVENUES” refers to income derived from third parties in the form of license fees and royalties such as may be negotiated from time to time with third party users of CLEAN COAL TECHNOLOGIES.

1.5

“EFFECTIVE DATE” of this Agreement shall be the day, month, and year first set forth above.

1.6

“EPC CONTRACT” refers to the agreement to be executed between NEWCO and SEE&I that will form the basis for the construction of the PILOT PLANT. Said contract shall be executed by or before June 10, 2012 unless extended by mutual agreement

1.7

“INITIAL LICENSE FEE”, is the fee payable in the amount and in accordance with the payment schedule specified in Article 3.1 by NEWCO to CCTI for the rights to use CLEAN COAL TECHNOLOGIES and PATENT RIGHTS.

1.8

“JSPL TLA” means the Technology License Agreement entered into by CCTI with Jindal Steel & Power (Mauritius) Ltd. on April 4, 2012.

1.9

“PATENT RIGHTS” shall mean provisional application #61/531,791 (the “Pristine M Patent”) owned and controlled by CCTI as of the EFFECTIVE DATE and having one or more claims that relate to PRODUCTS. The list of patent rights shall be updated by CCTI from time to time , but definitely every quarter.

1.10

“PILOT PLANT” shall mean a 1:10 scale 3-ton per hour, Pristine-M™ production unit to be constructed by SEE&I in the State of Oklahoma, USA.

1.11

“PRODUCT(S)” shall mean Pristine-M™ coal upgraded by using the proprietary technologies incorporated in the CLEAN COAL TECHNOLOGIES.

1.12

“SEE&I” refers to SAIC Energy, Environment & Infrastructure, LLC, a wholly owned subsidiary of Science Applications International Corporation, a U.S. public corporation, that is contractually linked to CCTI via a December 2008 Umbrella Agreement, amended on November 4, 2011, covering matters concerning the commercial deployment of CLEAN COAL TECHNOLOGIES.

1.13

“TERM” refers to the term of this Agreement which is twenty-five (25) years from the Effective Date, renewable by mutual agreement in writing of the Parties, unless amended, or cancelled by either Party as provided under Article 9.

1.14

“TERRITORY” shall mean the ASEAN countries comprising Indonesia, Malaysia, the Philippines, Thailand, Vietnam, Cambodia, Laos, Brunei Darussalam, Myanmar, and Singapore.

ARTICLE 2. LICENSE GRANTS AND RIGHT OF FIRST REFUSAL

2.1

CCTI hereby grants to NEWCO, with effect from the successful commissioning of the PILOT PLANT referred to in Section 3.1 below, a license for the use and sub-licensing to third parties of CLEAN COAL TECHNOLOGIES to be used for the production of clean coal PRODUCTS within the TERRITORY. Save for the rights given or to be given (as the case may be) by CCTI under the JSPL TLA and the ARCHEAN SPECIAL TERMS TLA, the license in this Section 2.1 is granted by CCTI to NEWCO on an exclusive basis.  NEWCO hereby acknowledges and accepts the carve out of the two abovementioned License Agreements.

2.2

This grant shall include the right of NEWCO to negotiate written sub-licenses within the TERRITORY to any third party, including public and private entities, to promote the furtherance of benefits for both NEWCO and CCTI, provided that the scope of the sub-license cannot exceed the scope of this Agreement.

2.3

Save for carve outs mentioned in Section 2.1, CCTI and NEWCO each agrees to hold the other Party as its exclusive partner for projects of the same or similar nature within the TERRITORY.  CCTI further agrees that, if there are projects of the same or similar nature to be undertaken outside the TERRITORY, CCTI shall first offer to NEWCO the opportunity to participate in such projects outside the TERRITORY on a fifty-fifty basis on a case by case basis on terms and conditions that reflect the structure of each transaction.

2.4

In consideration of the exclusive license hereby granted by CCTI in respect of the CLEAN COAL TECHNOLOGIES, NEWCO will commit to a business plan to be developed and approved under Section 4.1 below, and will pay to CCTI an INITIAL LICENSE FEE as set out in Section 3.1 below.  AIPL agrees that it will arrange NEWCO with the necessary funding to pay the INITIAL LICENSE FEE.

2.5

In addition, AIPL agrees to fund an amount of two million US dollars (US$2,000,000) through NEWCO for the construction of the PILOT PLANT.   Any additional expenditure if required beyond this two million US dollars (US$2,000,000) to successfully commission the PILOT PLANT shall be funded by CCTI, and CCTI agrees to fund through NEWCO the cost of construction of the PILOT PLANT in excess of such amount.  For the PILOT PLANT, the Parties will procure that NEWCO and SEE&I will sign an Engineering, Procurement and Construction Contract establishing among other things the performance parameters for the PILOT PLANT.  Definition of successful commissioning of the PILOT PLANT shall be as provided in Section 3.1 below.

2.6

CCTI agrees to grant to NEWCO, without additional fee or compensation, the benefit of any upgrade improvements and new production technologies as may be developed from time to time by SEE&I and/or CCTI under the terms of the December 2008 CCTI- SAIC Umbrella Agreement, as amended on February 14, 2012.

2.7

The Parties agree that the provisions of this agreement shall not and neither of the Parties shall do anything that may violate or supersede the terms of any existing contracts of CCTI or AIPL explicitly mentioned in this agreement. The Umbrella Agreement dated December 2008, as amended on February 14, 2012, with SEE&I that establishes the right of SEE&I to construct or oversee the construction of CCTI coal processing facilities anywhere in the world is an integral part of this agreement.

ARTICLE 3. FEES AND ROYALTIES

3.1

The INITIAL LICENSE FEE in the total amount of two million US dollars (US$2,000,000) shall be paid by NEWCO with funds provided by AIPL upon successful commissioning of the PILOT PLANT. Timing and definition of successful commissioning of the PILOT PLANT is to be negotiated directly, and consummated in the EPC CONTRACT, with SEE&I, the entity responsible for its construction.

3.2

NEWCO shall charge third parties quarterly royalties for all finished PRODUCT produced by third party(s) through the use of CLEAN COAL TECHNOLOGIES at market rates as these prevail from time to time.  In addition, NEWCO will charge third parties a one-time license fee paid up-front, at a market determined rate per ton of capacity constructed. Collectively, royalties and license fees paid by third parties to NEWCO in consideration for the use of CLEAN COAL TECHNOLOGIES, are referred to as COMMERCIAL REVENUES.

The distribution of distributable surplus (being the Company’s COMMERCIAL REVENUES and other income less the Company’s expenses) to CCTI and AIPL hereto shall, subject to applicable law, be in accordance with the terms of the Binding Heads of Terms signed between them on March 13, 2012 that stipulates their respective economic interest in NEWCO.  Under said agreement, it is stipulated that CCTI’s economic interest is 45%, and AGPL’s is 55%. In addition NEWCO will charge a license fee to all third parties based upon capacity built at prevailing market rates.

3.3

All payments, if any, shall be paid to CCTI in U.S. dollars.

ARTICLE 4. CONSTRUCTION AND OPERATION OF PLANTS

4.1

NEWCO and CCTI will use reasonable endeavours to agree on 3-year business plans that will include sales targets for each three-year period. The first such plan is to be agreed within 3 months of the successful commissioning (as determined under the EPC Contract) of the PILOT PLANT and shall be approved by the Parties and ratified by NEWCO Board of Directors. Parties may agree mutually to modify the business plan and such modified business plan shall be ratified by Newco’s Board of Directors.

4.2

Existing contracts between CCTI and SEE&I mandate CCTI to use SEE&I for project design and other matters, including conducting technology research and study as required and supporting the completion of any feasibility studies, subject to payment and to a signed agreement between SEE&I and individual project sponsors. SEE&I fees for engineering, procurement and construction services will be negotiated on a case by case basis. Competent local engineering and project management may be retained subject to relevant regulations as may exist in any of the TERRITORIES.

4.3

Individual project sponsors shall be responsible for obtaining all necessary local approvals, permits, etc. relevant to any deployment of CLEAN COAL TECHNOLOGIES within the TERRITORIES.

ARTICLE 4A. KEY PERSON

4A.1

CCTI shall ensure that, within one (1) month from the date of this Agreement, each of Robin Eves and Ignacio Ponce de Leon (each a “Key Person”) shall enter into a contract of employment with CCTI for a term of three (3) years from the Effective Date (subject to early termination rights, including, if necessary, the automatic termination of such contracts of employment upon the termination for whatsoever reason of this Agreement and/or the joint venture agreement between CCTI and AIPL in respect of NEWCO, to be negotiated separately) and such other terms and conditions as may be agreed on between CCTI and the relevant Key Person (each, an “Employment Contract”).  The Employment Contracts shall be subject to the approval of the board of directors of CCTI.

4A.2

CCTI shall use reasonable endeavours to ensure that, as soon as practicable after the successful commissioning of the PILOT PLANT referred to in Section 3.1 above, CCTI will make an offer of employment to a globally qualified Chief Technology Officer for a term of three (3) years (subject to early termination rights, including, if necessary, the automatic termination of such contracts of employment upon the termination for whatsoever reason of this Agreement and/or the joint venture agreement between CCTI and AIPL in respect of NEWCO, to be negotiated separately) and on such other terms and conditions as may be agreed on between CCTI and the such Chief Technology Officer and approved by the board of directors of CCTI.

ARTICLE 5. CONFIDENTIALITY

5.1

Subject to the Parties’ obligations under applicable law, the Parties acknowledge and agree that all information whether written or in the nature of technical know-how relating to or in connection with the CLEAN COAL TECHNOLOGIES, the PATENT RIGHTS, and/or the PRODUCTS is considered “CONFIDENTIAL INFORMATION” belonging to CCTI and may not be disclosed to any third party without the express written consent of CCTI except where disclosure is required under applicable law (and in such event the disclosure shall be limited to what is expressly required).  AIPL shall procure that all of the companies in the ARCHEAN group and their respective employees, agents, consultants, officers and representatives strictly comply with the terms of this Agreement as if each of them were a party to this Agreement, and shall take all steps available to enforce such obligations of confidentiality.

5.2

Each of the Parties represents and warrants that all of its employees, agents, consultants, officers and representatives who shall have access to CONFIDENTIAL INFORMATION shall have been advised of their obligations under this Agreement. Further, each of the Parties represents and warrants that all of its employees, agents, consultants, officers and representatives who shall have access to CONFIDENTIAL INFORMATION shall be bound by written agreements to maintain such information in confidence and not to use such information except as expressly permitted herein.

5.3

During the TERM of this Agreement, NEWCO may find it desirable to share confidential and proprietary business and technical information with a third party, which shall include, but not be limited to construction information, product development plans performance, sales, financial, contractual and special marketing information, ideas, technical data and concepts not previously published or otherwise disclosed to the general public. For the avoidance of doubt, NEWCO may not disclose CONFIDENTIAL INFORMATION to any third party without CCTI’s express written consent, and in all circumstances, NEWCO will undertake to protect the confidential and proprietary nature of such information and exercise the same degree of care it exercises with respect to its own confidential information but, in any event, not less than reasonable care.

5.4

NEWCO shall ensure that CONFIDENTIAL INFORMATION made available to a third party may be disclosed by said party only to its employees, agents, consultants, directors or representatives to whom disclosure is necessary to fully use the license granted under this Agreement and to otherwise facilitate the purposes of this Agreement, and shall not be disclosed to any other third party or commercially used for any purpose except as expressly authorized by CCTI.

5.5

The obligations of confidentiality under this Agreement shall not apply to information which:

(a)

is in the public domain without fault of the receiving Party; or

(b)

was known to the receiving Party before receipt from the disclosing Party as demonstrated by written business records of the receiving Party; or

(c)

is disclosed to the receiving Party by a third party without restriction.

5.6

Except as otherwise expressly provided in this Agreement, the title to all CONFIDENTIAL INFORMATION provided to the receiving Party by the disclosing Party shall remain vested in the disclosing Party.

5.7

The existence and terms of this Agreement shall be deemed to be subject to the confidentiality obligations of this Article 5. Written approval must be obtained from the other Party if one Party wishes to make any disclosure relating to the existence and/or content of the relationship between the Parties hereunder, except where necessary to comply with applicable legal and regulatory requirements.

5.8

The receiving Party shall not be liable for disclosure of CONFIDENTIAL INFORMATION in compliance with any applicable governmental statute, regulation, order, or decree of a court of competent jurisdiction or other governmental body; provided, however, that the receiving Party shall give reasonable notice to the disclosing Party before the receiving Party's compliance with such statute, regulation, order, or decree.

5.9

The confidentiality obligations in this Article 5 shall survive the termination or expiry of this Agreement.

ARTICLE 6. WARRANTIES AND REPRESENTATIONS

6.1

CCTI represents and warrants that, subject to the rights granted under the JSPL MOU: (1) it is the sole owner of the CCTI TECHNOLOGIES and PATENT RIGHTS as set forth herein; (2) the terms and conditions of this Agreement do not violate the terms and conditions of any other agreement executed by CCTI and the performance by NEWCO hereunder will not violate the terms and conditions of any such agreement; and (3) CCTI knows of no claims or other assertions of any kind to rights in the CCTI TECHONOLOGIES and PATENT RIGHTS inconsistent with the granting of the license herein granted.

6.2

CCTI hereby indemnifies NEWCO against and agrees to hold NEWCO harmless from any damages, expenses, liabilities, judgments, and losses, including reasonable attorneys’ fees, arising from claims or suits by third parties arising out of any breach or alleged breach of CCTI's obligations, representations, or warranties hereunder, provided NEWCO shall have given CCTI prompt written notice of any such claim or suit and cooperate fully with the defense.

6.3

Save for the JSPL TLA and ARCHEAN SPECIAL TERMS TLA, CCTI warrants that it has no agreements with any third Party or commitments or obligations which conflict in any way with its obligations under this Agreement.

6.4

CCTI represents and warrants that it has full right and power to grant the CCTI TECHNOLOGIES and PATENT RIGHTS set forth in this Agreement to NEWCO.

6.5

CCTI represents and warrants that no claim by any third Party contesting the validity, enforceability, use or ownership of any of the CLEAN COAL TECHNOLOGIES has previously been made against CCTI or, to the present knowledge of CCTI, is threatened. Should CCTI become aware in the future of any claim by any third Party contesting the validity, enforceability, use or ownership of any of the CLEAN COAL TECHNOLOGIES, CCTI shall provide written notice to NEWCO of such claim.

6.6

To the present knowledge of CCTI, CCTI represents and warrants that no notices of, nor to the present knowledge of CCTI, are there any facts which indicate to CCTI a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to the PATENT RIGHTS. Should CCTI become aware in the future of any facts which indicate to CCTI the likelihood of any infringement or misappropriation by, or conflict with, any third Party with respect to the PATENT RIGHTS, CCTI shall provide NEWCO written notice of the same.

ARTICLE 7. PATENT PROSECUTION, FILING, ISSUANCE AND MAINTENANCE

7.1

During the TERM of this Agreement, the Parties shall cooperate to prepare, file, prosecute, issue, and maintain the PATENT RIGHTS; provided, however, that no action may be taken with respect to the preparation, filing, prosecution, issuance, or maintenance of the PATENT RIGHTS without the written consent of CCTI. In addition to the specific United States Patent Application identified in Article 1.4 above, the Parties shall confer and mutually agree as to whether to file and pursue additional patent applications.

7.2

CCTI undertakes to ensure all PATENT RIGHTS are protected and that all protection filings are maintained in a current state.

7.3

The Parties agree that the owner of the proprietary technologies shall bear all expenses and outside attorney’s fees associated with the preparing, filing, prosecuting, issuing, and maintaining the protection of any PATENT RIGHTS during the TERM of this agreement.

7.4

If CCTI becomes aware of products that potentially infringe the licensed Patent Rights or is notified by NEWCO of any such potentially infringing products, CCTI agrees to notify, and at its discretion, prosecute the alleged infringer(s) and to defend the licensed Patent Rights. CCTI agrees to pay its own costs relating to such prosecution and to fully cooperate with the other in the prosecution of any potential infringer.

ARTICLE 8. OWNERSHIP, ENFORCEMENT AND COMMERCIALIZATION OF THE PATENT RIGHTS

8.1

During the TERM of this Agreement, CCTI shall have the sole right and discretion to bring any action to enforce any patent(s) constituting the PATENT RIGHTS and shall have the sole right and discretion to defend any declaratory judgment or other action in which a cause of action is asserted challenging the validity, enforceability, use, and/or claim construction of any patent(s) or patent application(s) constituting the PATENT RIGHTS. In the event that either CCTI or NEWCO becomes aware of any infringement, or possible infringement of any PATENT RIGHTS, each Party shall promptly notify the other in writing regarding such infringing activity.

8.2

Any action involving the PATENT RIGHTS that is brought or defended by CCTI shall be at the sole expense of CCTI, and any recoveries gained, or liabilities incurred in such action shall be entirely that of CCTI. CCTI shall retain control of any such action, including the sole right to select, retain, and direct counsel, and to make any and all decisions with respect to claims, defenses, counterclaims, settlement, and strategy. Further, NEWCO may initiate any such action in its own name and/or in the name of CCTI if necessary and/or desirable under applicable law in order for CCTI to initiate such action.

8.3

Upon request of CCTI and at the expense of CCTI, NEWCO shall have a duty to co-operate reasonably with CCTI in any action involving PATENT RIGHTS that is brought or defended by CCTI, including (if necessary) joinder as a Party to such action. Such cooperation shall include cooperation to maximize the maintenance of all attorney-client, work product, and joint defense privileges, and the Parties shall each instruct their respective counsel(s) accordingly. As a condition of any participation, NEWCO shall agree to be signatory to and be bound by any protective order that might be entered by a court or stipulated to between NEWCO and the other Party or Parties. CCTI shall, as is reasonable, provide NEWCO with the opportunity to comment and offer suggestions during the course of any such action and shall, as is reasonable, keep NEWCO informed of all developments in the action. NEWCO shall treat such information as Confidential Information and/or as privileged information in accordance with the provisions set forth in this Agreement.

ARTICLE 9. TERMINATION

9.1

This Agreement shall commence on the EFFECTIVE DATE, and, unless re-negotiated and renewed or extended by mutual consent or previously terminated in accordance with one or more of the other provisions hereunder, shall expire on the 25th anniversary of the EFFECTIVE DATE.

9.2

This Agreement may be terminated by either Party in the event of a material breach by the other Party of the terms of this Agreement (including without limitation Section 2.4 and Article 3) provided that the terminating Party first gives the defaulting Party written notice of termination, specifying the grounds therefore, and the defaulting Party has had thirty (30) days after such notice is given to cure the breach. If not so cured, or when breach is incapable of remedy, this Agreement shall terminate at the expiration of such thirty (30) days. Waiver by a Party of a default by another Party shall not deprive the first Party of the right to terminate this Agreement due to any subsequent or continuing default of another Party.  Termination of this Agreement shall not affect a Party’s accrued rights or remedies.

9.3

Upon termination of this Agreement by CCTI pursuant to Article 9.2, NEWCO shall pay to CCTI any and all amount due under this Agreement as of the date of termination within thirty (30) days.

9.4

NEITHER NEWCO NOR CCTI SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO EACH OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE, OR BUSINESS RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, OR THE TERMINATION OF THIS AGREEMENT, OR ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF BREACH OF THIS AGREEMENT.

ARTICLE 10. DISPUTE RESOLUTION

10.1

This Article shall apply to any dispute arising out of the making or performance of or otherwise relating to this Agreement.

10.2

In the event of any dispute arising out of the making or performance of or otherwise relating to this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly negotiations between persons who have authority to settle the controversy. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Providing such a notice in good faith will toll the cure period of Article 9.2 until the dispute resolution provisions of this Article are exhausted. All negotiations pursuant to this clause are confidential. Provided that if any negotiation fails to reach an agreement by the Parties, the act of initiation in good faith shall not be treated as a compromise to the other Party, and such initiation shall not be used as evidence against the initiator in good faith.

10.3

If the Parties fail to resolve the dispute or difference through friendly negotiations as per Article 10.2 within thirty (30) days of the receipt of the notice, either party may refer the dispute to arbitration. The arbitration shall be conducted by a sole arbitrator to be appointed as per the rules of the Singapore International Arbitration Centre (“SIAC”). The language of arbitration shall be English and the venue of Arbitration shall be Singapore.

10.4

The arbitrator's decision shall be final and binding on the Parties and shall bar any suit, action, or proceeding instituted in any federal, state, or local court or administrative tribunal. These arbitration provisions shall survive the termination or expiry of this Agreement.

10.5

Unless otherwise determined by the arbitrator, each Party shall pay for its own costs and expenses incurred in relation to the arbitration, including without limitation legal fees and expert witness fees.

10.6

During the arbitration proceedings, except for the matters in dispute and under arbitration, this Agreement shall continue to be performed.

ARTICLE 11. ASSIGNABILITY

11.1

CCTI agrees not to assign any of the CLEAN COAL TECHNOLOGIES or PATENT RIGHTS to any third party in any of the TERRITORIES, unless prior written consent is obtained from NEWCO. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of either Party. Neither NEWCO nor CCTI may, without the written consent of the other, assign this Agreement in whole or in part provided, however, that this Agreement may be assigned or transferred, by either Party hereto, to such entity that is the successor to substantially all of those business assets of the assigning or transferring Party to which this Agreement applies provided that the assigning or transferring Party gives written notice thereof to the other Party hereto within a reasonable time and such successor agrees in writing to abide by the terms and conditions hereof, and has the financial ability to comply with the terms and obligations of this Agreement. The assigning or transferring Party shall also continue to be bound by the terms of this Agreement.

ARTICLE 12. NOTICES

12.1

Any notices or communications under this Agreement shall be in writing and shall be deemed to have been duly given by either Party to the other on the date hand delivered, or properly sent by facsimile, or registered or certified mail, postage prepaid, to the following addresses of the respective Parties as shown below:

To:

CLEAN COAL TECHNOLOGIES, INC.:

Attention:

Mr. Robin T. Eves

Address:

295 Madison Avenue, 12th Floor, New York, NY 10017

Tel:

+1 646 727-4848

To:

GOOD COAL PTE. LTD.

Attention:

Mr Hanumanth Bhounsle

Address:

7500A Beach Road, #11-303, The Plaza, Singapore 199591

Tel:

+65 6298 9808

To:

AIPL

Attention:

Mr Hanumanth Bhounsle

Address:

7500A Beach Road, #11-303, The Plaza, Singapore 199591

Tel:

+65 6298 9808

12.2

Any changes of address or other contact details of a Party shall be communicated in writing to the other Parties to be effective.

ARTICLE 13. MISCELLANEOUS

13.1

The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Singapore.

13.2

This Agreement sets forth the entire Agreement between the Parties and supersedes all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter of this Agreement.

13.3

This Agreement may not be modified, amended, or discharged except by a written agreement signed by an authorized representative of each Party.

13.4

Part or all of a provision of this Agreement that is void, voidable, illegal or unenforceable shall be severed from this Agreement and the remainder of this Agreement shall not be affected.  In the event of such severance, the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so severed.

13.5

No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

13.6

Exhibits or Schedules to this Agreement shall constitute an integral part of this Agreement and shall have equal legal binding force of this Agreement. This Agreement shall bind the Parties, their successors, trustee in bankruptcy, and permitted assigns.

13.7

No Party shall be considered in default or be liable to the other Party for any delay in performance or nonperformance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, war, whether or not declared, accident, labor strike or labor disturbances, terrorist activities, inability to procure supplies from third Party vendors, sabotage, order or decrees, or action of government authority.

IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers, have executed this Agreement to be effective as of the EFFECTIVE DATE when signed and dated by both Parties below.

GOOD COAL PTE. LTD. (“NEWCO”)

By:

/s/ Hanumanth Rao Bhounsle

Title: Director

Date: June 5, 2012

CLEAN COAL TECHNOLOGIES, INC.,

By:

/s/Robin T. Eves

Title: President and Chief Executive Officer

Date: May 31, 2012

AGPL INVESTMENTS PTE. LTD.

By:

/s/Vandana Bhounsle

Title: Director

Date: June 5, 2012

Endnotes